For Immediate Release

UNITEDHEALTH GROUP ADVANCES SENIOR LEADERSHIP TEAM

MINNETONKA, Minn. (June 28, 2019) - UnitedHealth Group (NYSE: UNH) announced changes to its senior executive team as part of its longstanding approach to building broad and deeply experienced leaders.

“At a time when UnitedHealth Group is performing strongly in the marketplace on multiple dimensions, we are advancing leaders who will improve the overall health and well-being of the people we serve and their communities, and further enhance the performance of the health system,” said David S. Wichmann, chief executive officer, UnitedHealth Group. “Our consistent approach over the years is to provide our executives with a breadth of experience across the company, ensuring they can deploy the full set of our capabilities to everyone we serve in the interest of achieving better health outcomes and a better experience for people while meaningfully lowering health care costs.”

Specific changes include Dirk C. McMahon, currently president and chief operating officer of Optum, becoming CEO of UnitedHealthcare; and Daniel J. Schumacher, currently president and chief operating officer of UnitedHealthcare, becoming president and chief operating officer of Optum.

In addition to his role at Optum, McMahon has held numerous senior positions since joining the company in 2003, including running UnitedHealth Group enterprisewide operations and serving as CEO of OptumRx. McMahon follows Steve Nelson, who is retiring from UnitedHealthcare after a successful tenure as its CEO.

Schumacher’s new role includes oversight of OptumInsight, the company’s data, analytics and technology business, Optum Technology and Optum operations. Schumacher has held numerous senior positions across UnitedHealth Group since joining the company in 1999.

“We are deeply grateful to Steve Nelson for his 15 years of service - each day over those years Steve brought a sharp focus on our members, the providers who care for them and our colleagues who support them - all with the highest level of integrity. We are a better company as a result of his service, and he is leaving at a time of strength in the business,” said Wichmann.

About UnitedHealth Group
UnitedHealth Group (NYSE: UNH) is a diversified health care company dedicated to helping people live healthier lives and helping make the health system work better for everyone. UnitedHealth Group offers a broad spectrum of products and services through two distinct platforms: UnitedHealthcare, which provides health care coverage and benefits services; and

Optum, which provides information and technology-enabled health services. For more information, visit UnitedHealth Group at www.unitedhealthgroup.com or follow @UnitedHealthGrp on Twitter.

Contacts:

Investors:
Brett Manderfeld
Senior Vice President
UnitedHealth Group
952-936-7216
brett_manderfeld@uhg.com

Media:
Matt Stearns
Senior Vice President
UnitedHealth Group
202-276-0085
matt_stearns@uhg.com